Exhibit 99.1

Forest Oil Announces Eagle Ford Shale Development Agreement

Schlumberger to be Fully Aligned as a 50/50 Strategic Partner Providing Technology, Integrated Services and Capital Resources to Enhance Value of Eagle Ford Shale Asset

DENVER--(BUSINESS WIRE)--April 12, 2013--Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced the signing of a definitive agreement with Schlumberger (NYSE:SLB), the world's leading oilfield services company supplying technology, information solutions and integrated project management to the oil and gas industry, for the future development of Forest’s Eagle Ford Shale acreage in Gonzales County, Texas.

Patrick R. McDonald, Forest’s President and Chief Executive Officer, stated, “We believe that our Eagle Ford position is a valuable oil asset and being aligned and working together cooperatively with a strategic partner such as Schlumberger will greatly enhance the value of this important asset. Schlumberger Production Management (“Schlumberger”) will provide the technology, integrated services, and capital resources necessary for us to retain and develop a substantial portion of our acreage position. The development agreement allows for accelerated production growth and enhancement of our project economics as we integrate leading edge technologies across all aspects of our Eagle Ford development program. Forest anticipates increasing drilling activity to four rigs, from one to two rigs currently, by the end of the third quarter of 2013. The capital carry amount combined with the accelerated pace of development brings forward approximately $250 million in PV10 economics to Forest. We are pleased that Schlumberger, after several months of conducting their own technical due diligence, is partnering with us so that we can achieve the best possible results for our company and our shareholders.”

Carl Trowell, President, Schlumberger Production Management, commented, “We are pleased to be part of this exciting opportunity, in which Forest and Schlumberger are fully aligned and committed to the development of Forest’s Eagle Ford unconventional resources. Our primary goal will be to support and complement Forest’s current team, and to develop and deploy industry-leading technologies; develop the best unconventional resource workflows; and implement new reservoir management techniques in order to maximize production and reserves.”

Under the terms of the agreement, Schlumberger will pay a $90 million drilling carry in the form of future drilling and completion services and related development capital in order to earn a 50% working interest in Forest’s Eagle Ford Shale acreage position. Upon completion of the phased contribution of the drilling carry, Forest and Schlumberger will participate in future drilling on a 50/50 basis. The agreement applies to wells spud on or subsequent to November 28, 2012, none of which had been placed on production prior to April 1, 2013, and Forest will retain all of its interests in wells and production that have been spud prior to November 28, 2012. Forest will be the operator of the drilling program and currently expects that the drilling carry will be fully realized by the end of 2014. As part of the agreement, Schlumberger will provide assistance to Forest in the development and production enhancement of its Eagle Ford acreage in the form of integrated service offerings and asset management support; including but not limited to, drilling, completion and lifting technologies; reservoir management technologies, and development of unconventional resources workflows.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements relating to Forest are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of liquids and natural gas.

These risks relating to Forest include, but are not limited to, liquids and natural gas price volatility, its level of indebtedness, its ability to replace production, its ability to compete with larger producers, environmental risks, drilling and other operating risks, regulatory changes, credit risk of financial counterparties, risks of using third-party transportation and processing facilities and other risks as described in reports that Forest files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in the United States and selected international locations. Forest's estimated proved reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, Utah, and Wyoming. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

CONTACT:
Forest Oil Corporation
Larry C. Busnardo
Director – Investor Relations
303-812-1441